Exhibit 99.1

NEWS RELEASE
17

CONTACTS

Media	Investor Relations
Mike Martin – 585-218-3669	Lisa Schnorr – 585-218-3677
Kevin Harwood – 585-218-3666	Bob Czudak – 585-218-3668

Constellation Brands Sets Earnings, Net Sales Records for Q1 Fiscal 2007

•	Net sales up 5% to $1.2 billion; branded business net sales up 8%
•	Reported diluted EPS up 13% to $0.36
•	Comparable basis diluted EPS up 3% to $0.31
•	Company updates fiscal year 2007 EPS guidance

          FAIRPORT, N.Y., June 29, 2006 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported record first quarter net sales of $1.2 billion for the quarter ended May 31, 2006 (“first quarter 2007”), up five percent over prior year, or seven percent on a constant currency basis.  Branded business net sales grew eight percent, or nine percent on a constant currency basis, driven by imported beers and branded wine in North America.

          “We sprinted out of the starting gate this year with solid performance in our branded businesses,” said Richard Sands, Constellation Brands chairman and chief executive officer.  “These results demonstrate the strength of our unsurpassed portfolio breadth, geographic diversity, distribution scale and innovation,” continued Sands.  “With Vincor joining the Constellation family, Canada becomes our fifth core market and one which complements our existing geographic diversity while providing additional growth potential from a very stable and profitable market.”

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First Quarter 2007 Financial Highlights*
(in millions, except per share data)

	Reported	Change		Comparable	Change

Operating income	$143	+2%		$165	+5%
Operating margin	12.4%	-30	bps	14.3%	-10	bps
Net income	$86	+13%		$75	+5%
Diluted EPS	$0.36	+13%		$0.31	+3%

First Quarter 2007 Net Sales Highlights*
(in millions)

	Reported	Change	Constant Currency Change

Consolidated	$1,156	+5%	+7%
Branded business	$909	+8%	+9%
Branded wine	$517	+4%	+6%
Imported beers	$308	+18%	+18%
Spirits	$83	-3%	-3%
Wholesale and other	$247	-3%	1%

* Definitions of reported, comparable and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.

Net Sales Commentary

          Double-digit net sales growth of branded wine for North America (primarily in the U.S.), drove an overall six percent increase in branded wine net sales on a constant currency basis.

          “We’re meeting consumer wine expectations around the world through a combination of new product introductions, innovations in wine and packaging and line and varietal extensions resulting from our extensive base of consumer, distributor and retailer insights,” stated Sands.  “Recently introduced wines including Twin Fin, Monkey Bay, Four Emus and 3 blind moose, have captured the imagination and sense of adventure within consumers and illustrate a desire on their part to try new and different wines with brand appeal, while varietal extensions such as Woodbridge Pinot Noir allow us to build on the momentum and strength of established brands to satisfy consumer demand for a greater variety of wines from around the world.”

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          Net sales of branded wine for Europe and for Australia/New Zealand declined in the first quarter.  Constellation is leveraging its strong leadership position in these markets to grow market share over the long-term and is focusing on opportunities to maximize profitability.

          Net sales of the company’s wholesale and other business increased slightly on a constant currency basis, including a slight increase in U.K. wholesale net sales.

          The double-digit increase in imported beers net sales is primarily due to volume growth across Constellation’s Mexican beer portfolio, reflecting continued robust consumer demand and strong shipments in advance of the key summer selling season.  “The import and craft beer businesses continue to be industry growth drivers in the U.S.,” stated Sands.  “We have the right brands, in the right market, at the right time to maximize future growth potential.”

          Total spirits net sales decreased three percent for the first quarter.  Investments behind the company’s premium spirits brands, including Meukow Cognac, Effen Vodka, Cocktails by Jenn, Ridgemont Reserve 1792 Bourbon, the 99 cordials line and Black Velvet Canadian Whisky, contributed to a three percent increase in branded spirits, which was more than offset by a 23 percent decrease in contract production services.

          “We are engaged in a long-term premium spirits portfolio brand-building effort illustrated by the addition of six new brands in the past 18 months, and the current rollout of the black cherry flavor 99 schnapps,” explained Sands.  “We will continue to look for additional opportunities to expand our premium spirits business while maintaining our leadership role in value spirits.”

Operating Income, Net Income, Diluted EPS Commentary

          The company incurred $3.6 million of stock-based compensation expense (“stock compensation expense”) related to the company’s March 1, 2006 adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”).

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          Wines segment operating margin declined 20 basis points due to the aforementioned stock compensation expense and an increase in duty costs in the U.K. at the end of March.

          Beers and Spirits segment operating margin declined 80 basis points for the quarter due primarily to higher transportation costs for the company’s imported beers, overall product mix within the segment, and the aforementioned stock compensation expense.

          As previously announced, Constellation entered into a foreign currency forward contract in connection with the acquisition of Vincor (see discussion below) to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness.  The May 31, 2006 mark-to-market adjustment of the forward contract resulted in a first quarter pre-tax gain of $52.5 million.  The company also recorded a pre-tax loss of $14.1 million on the previously announced divestiture of its Strathmore water business.  The diluted EPS impacts of the aforementioned items were a gain of $0.14 and a loss of $0.07, respectively.

          The reported effective tax rate for first quarter 2007 was 41.8 percent compared with 17.7 percent for first quarter 2006.  The comparable basis effective tax rate was 36.0 percent for first quarter 2007 versus 35.6 percent for the prior year period.

Vincor Acquisition

          As previously announced, on June 5, 2006, Constellation completed the acquisition of all of the issued and outstanding common shares of Vincor International Inc. (“Vincor”) for C$1.227 billion.  The total transaction value was C$1.58 billion (USD $1.44 billion), which included Vincor’s net debt of C$344 million and Constellation’s estimated transaction fees of approximately C$13 million.

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Summary

          “We’re confident in our ability to deliver solid EPS growth for the year on a comparable basis, despite comparison challenges for stock compensation expense, increased U.K. duty, interest and taxes that we planned at the outset of the year,” said Sands.  “We are going to continue to build upon our leadership position in beverage alcohol and complement our organic growth with strategic acquisitions, improve our return on invested capital and create value.”

Outlook

          The table below sets forth management’s current diluted earnings per share expectations compared to actual results both on a reported basis and a comparable basis for the periods presented.  For comparison purposes, the table also provides actual comparable basis diluted earnings per share, including pro forma stock compensation expense, as though the company had adopted SFAS 123(R) for the periods presented.  All amounts presented in the table exclude the impact of the Vincor acquisition discussed above.

          The development of integration plans, purchase accounting estimates and other estimates, related to the Vincor acquisition is progressing on schedule.  Constellation expects to incur one-time cash and non-cash charges relating to the integration of Vincor into its business and during mid-July expects to announce integration plans for the Vincor acquisition, and update its fiscal 2007 guidance to reflect the impact of those plans.  The company continues to expect the total impact of the Vincor acquisition to be modestly accretive to comparable basis diluted earnings per share for fiscal 2007.  This accretion assumes approximately $75 million of incremental interest expense resulting from the approximately $1.44 billion increase in debt associated with the acquisition.

          With respect to the table, reconciliations of reported information to comparable information and to comparable information, including pro forma stock compensation expense, are included in this news release.

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Constellation Brands Second Quarter and Fiscal Year 2007
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis		Comparable Basis, Including Pro Forma Stock Compensation Expense

	FY07 Estimate	FY06 Actual	FY07 Estimate	FY06 Actual	FY06 Actual

Second Quarter Ending Aug. 31	$0.39 - $0.41	$0.34	$0.42 - $0.44	$0.41	$0.41
Fiscal Year Ending Feb. 28	$1.65 - $1.73	$1.36	$1.70 - $1.78	$1.59	$1.44

Full-year fiscal 2007 guidance includes the following assumptions which exclude the impact of the Vincor acquisition:

•	Net sales growth: six to eight percent
•	Interest expense: $180 - $190 million
•	Stock compensation expense: approximately $12 million
•	Tax rate: approximately 37.8 percent on a reported basis, which includes a provision of 1.3 percent related to the sale of Strathmore water, or 36.5 percent on a comparable basis
•	Weighted average diluted shares outstanding: approximately 241 million
•	Free cash flow: $270 - $290 million

Conference Call

          A conference call to discuss first quarter 2007 results and outlook for fiscal 2007 will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, June 29, 2006 at 5:00 p.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

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Explanations

          Reported basis (“reported”) operating income, net income and diluted earnings per share are as reported under generally accepted accounting principles.  Operating income, net income and diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring and related charges and unusual items.  The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

          The company discusses additional non-GAAP measures in this news release, including constant currency net sales, adjusted EBIT, free cash flow and comparable basis diluted earnings per share, including pro forma stock compensation expense.

          Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

          Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao.  For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

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Forward-looking statements

          The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

          Constellation may reiterate the estimates set forth above under the heading Outlook and elsewhere in this news release (collectively, the “Projections”).  In addition, as noted above, during mid-July, the company expects to announce integration plans for the Vincor acquisition, and update its fiscal 2007 guidance to reflect the impact of those plans.  Prior to any such update, the public can continue to rely on the Projections as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  Following any such update, the Projections as set forth in this news release should not be considered to constitute the company’s expectations.

          At the close of business on August 18, 2006, Constellation will observe a “quiet period” during which the Projections, as updated if applicable, should not be considered to constitute the company’s expectations.  During the quiet period, the Projections, as updated if applicable, should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

          The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fiscal 2007 and second quarter 2007, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fiscal 2007 and second quarter 2007, should not be construed in any manner as a guarantee that such results will in fact occur.  In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in interest rates and foreign currency exchange rates.  In addition, the company may not achieve all of the expected cost savings related to its announced global wine restructuring due to lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in the implementation of the restructuring.  Also, risks and uncertainties include factors relating to Constellation’s ability to integrate Vincor’s business successfully and realize expected synergies, the continued strength of Vincor’s relationships with its employees, suppliers and customers, and the accuracy of the bases for forecasts relating to Vincor’s business.

          For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2006, which contain a discussion of additional factors that may affect Constellation’s business.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2006	February 28, 2006

Assets
Current Assets:
Cash and cash investments	$37.5	$10.9
Accounts receivable, net	854.2	771.9
Inventories	1,751.1	1,704.4
Prepaid expenses and other	278.7	213.7

Total current assets	2,921.5	2,700.9
Property, plant and equipment, net	1,442.7	1,425.3
Goodwill	2,204.1	2,193.6
Intangible assets, net	886.9	883.9
Other assets, net	216.3	196.9

Total assets	$7,671.5	$7,400.6

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes payable to banks	$164.3	$79.9
Current maturities of long-term debt	214.3	214.1
Accounts payable	365.0	312.8
Accrued excise taxes	68.2	76.7
Other accrued expenses and liabilities	625.3	614.6

Total current liabilities	1,437.1	1,298.1
Long-term debt, less current maturities	2,481.8	2,515.8
Deferred income taxes	373.6	371.2
Other liabilities	259.0	240.3

Total liabilities	4,551.5	4,425.4
Total stockholders’ equity	3,120.0	2,975.2

Total liabilities and stockholders’ equity	$7,671.5	$7,400.6

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended

	May 31, 2006	May 31, 2005

Sales	$1,430.2	$1,366.3
Excise taxes	(274.3)	(269.8)

Net sales	1,155.9	1,096.5
Cost of product sold	(837.3)	(790.5)

Gross profit	318.6	306.0
Selling, general and administrative expenses	(172.6)	(157.9)
Restructuring and related charges	(2.3)	(1.9)
Acquisition-related integration costs	(0.7)	(6.4)

Operating income	143.0	139.8
Equity in earnings (loss) of equity method investees	0.1	(0.5)
Gain on change in fair value of derivative instrument	52.5	—
Interest expense, net	(48.7)	(47.3)

Income before income taxes	146.9	92.0
Provision for income taxes	(61.4)	(16.3)

Net income	85.5	75.7
Dividends on preferred stock	(2.5)	(2.5)

Income available to common stockholders	$83.0	$73.2

Earnings Per Common Share:
Basic - Class A Common Stock	$0.38	$0.34
Basic - Class B Common Stock	$0.34	$0.31
Diluted	$0.36	$0.32
Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	199.571	195.567
Basic - Class B Common Stock	23.853	23.955
Diluted	240.069	238.154

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended

	May 31, 2006	May 31, 2005

Cash Flows From Operating Activities
Net income	$85.5	$75.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	26.7	27.5
Loss on disposal of business	17.3	—
Deferred tax provision	15.6	13.5
Stock-based compensation expense	3.6	—
Amortization of intangible and other assets	2.0	1.8
Loss on disposal of assets	0.3	1.4
Gain on change in fair value of derivative instrument	(52.5)	—
Equity in (earnings) loss of equity method investees	(0.1)	0.5
Proceeds from early termination of derivative instruments	—	30.3
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(66.4)	8.5
Inventories	(31.3)	(113.0)
Prepaid expenses and other current assets	(10.9)	(3.6)
Accounts payable	45.4	70.1
Accrued excise taxes	(9.7)	(14.0)
Other accrued expenses and liabilities	(11.1)	(35.7)
Other, net	(7.7)	(3.0)

Total adjustments	(78.8)	(15.7)

Net cash provided by operating activities	6.7	60.0

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(45.1)	(31.8)
Payment of accrued earn-out amount	(1.1)	(1.6)
Proceeds from sales of businesses	28.0	17.8
Proceeds from sales of assets	0.7	92.8
Proceeds from sales of equity method investment	—	35.2
Investment in equity method investee	—	(2.3)
Other investing activities	(2.1)	—

Net cash (used in) provided by investing activities	(19.6)	110.1

Cash Flows From Financing Activities
Net proceeds from notes payable	83.9	46.3
Exercise of employee stock options	8.6	8.7
Excess tax benefits from share-based payment awards	1.7	—
Principal payments of long-term debt	(52.6)	(219.5)
Payment of preferred stock dividends	(2.5)	(2.5)

Net cash provided by (used in) financing activities	39.1	(167.0)

Effect of exchange rate changes on cash and cash investments	0.4	(1.5)

Net increase in cash and cash equivalents	26.6	1.6
Cash and cash investments, beginning of period	10.9	17.6

Cash and cash investments, end of period	$37.5	$19.2

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Constellation Brands, Inc. and Subsidiaries
SEGMENT AND GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended

	May 31, 2006	May 31, 2005	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$517.2	$495.4	4%
Wholesale & other net sales	247.3	255.2	(3)%

Segment net sales	$764.5	$750.6	2%
Operating income	$96.2	$96.0	—
% Net sales	12.6%	12.8%
Constellation Beers & Spirits
Imported beers net sales	$308.1	$260.4	18%
Spirits net sales	83.3	85.5	(3)%

Segment net sales	$391.4	$345.9	13%
Operating income	$82.8	$76.0	9%
% Net sales	21.2%	22.0%
Corporate Operations & Other
Consolidated net sales	$1,155.9	$1,096.5	5%
Operating income	$(14.2)	$(14.3)	(1)%
% Net Sales	(1.2)%	(1.3)%

	Three Months Ended

	May 31, 2006	May 31, 2005	Percent Change	Currency Impact	Constant Currency Percent Change(3)

Geographic Net Sales (1)(2)
North America	$745.2	$659.5	13%	—	13%
Branded wine	$347.7	$307.1	13%	—	13%
Imported beers	$308.1	$260.4	18%	—	18%
Spirits	$83.3	$85.5	(3%)	—	(3)%
Wholesale & other	$6.1	$6.5	(6)%	—	(6)%
Europe	$329.4	$351.2	(6)%	(4)%	(2)%
Branded wine	$96.3	$108.2	(11)%	(4)%	(7)%
Wholesale & other	$233.1	$243.0	(4)%	(5)%	—
Australia/New Zealand	$81.3	$85.8	(5)%	(5)%	—
Branded wine	$73.2	$80.1	(9)%	(5)%	(3)%
Wholesale & other	$8.1	$5.7	42%	(5)%	47%

(1)	Refer to discussion under “Reconciliation of Reported and Constant Currency Net Sales” on following page for definition of constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED AND CONSTANT CURRENCY NET SALES
(in millions)

Percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended

	May 31, 2006	May 31, 2005	Percent Change	Currency Impact	Constant Currency Percent Change(1)

Consolidated Net Sales
Branded wine	$517.2	$495.4	4%	(2)%	6%
Wholesale and other	247.3	255.2	(3)%	(5)%	1%
Imported beers	308.1	260.4	18%	—	18%
Spirits	83.3	85.5	(3)%	—	(3)%

Consolidated net sales	$1,155.9	$1,096.5	5%	(2)%	7%

Branded Business Net Sales (2)
Branded wine	$517.2	$495.4	4%	(2)%	6%
Imported beers	308.1	260.4	18%	—	18%
Spirits	83.3	85.5	(3)%	—	(3)%

Branded business net sales	$908.6	$841.3	8%	(1)%	9%

(1)	May not sum due to rounding as each item is computed independently.

(2)	Branded business net sales includes the branded wine, imported beers and spirits product categories and excludes the wholesale and other product category.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”).  However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the table below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2006, and May 31, 2005.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  Please refer to the company’s Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2006

		Items Affecting Comparability

	Reported Basis (GAAP)	Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment(1)	Other(2)	Comparable Basis (Non-GAAP)

Net Sales	$1,155.9					$1,155.9
Cost of product sold	(837.3)	1.5	0.6	1.1		(834.1)

Gross Profit	318.6	1.5	0.6	1.1	—	321.8
Selling, general and administrative expenses	(172.6)			15.6		(157.0)
Acquisition-related integration costs	(0.7)			0.7		—
Restructuring and related charges	(2.3)			2.3		—

Operating Income	143.0	1.5	0.6	19.7	—	164.8
Equity in earnings (loss) of equity method investees	0.1		0.5			0.6
Adjusted EBIT						165.4
Gain on change in fair value of derivative instrument	52.5				(52.5)	—
Interest expense, net	(48.7)					(48.7)

Income Before Income Taxes	146.9	1.5	1.1	19.7	(52.5)	116.7
Provision for income taxes	(61.4)	(0.5)	(0.3)	1.2	19.0	(42.0)

Net Income	$85.5	$1.0	$0.8	$20.9	$(33.5)	$74.7

Diluted Earnings Per Common Share	$0.36	$—	$—	$0.09	$(0.14)	$0.31

Weighted Average Common Shares Outstanding - Diluted	240.069	240.069	240.069	240.069	240.069	240.069

Gross Margin	27.6%					27.8%
Operating Margin	12.4%					14.3%
Adjusted EBIT Margin						14.3%
Effective Tax Rate	41.8%					36.0%

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	Three Months Ended May 31, 2005

		Items Affecting Comparability

	Reported Basis (GAAP)	Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment(1)	Income Tax Adjustments(3)	Comparable Basis (Non-GAAP)

Net Sales	$1,096.5					$1,096.5
Cost of product sold	(790.5)	7.6	2.0			(780.9)

Gross Profit	306.0	7.6	2.0	—	—	315.6
Selling, general and administrative expenses	(157.9)					(157.9)
Acquisition-related integration costs	(6.4)			6.4		—
Restructuring and related charges	(1.9)			1.9		—

Operating Income	139.8	7.6	2.0	8.3	—	157.7
Equity in earnings (loss) of equity method investees	(0.5)		0.8			0.3
Adjusted EBIT					—	158.0
Gain on change in fair value of derivative instrument	—					—
Interest expense, net	(47.3)					(47.3)

Income Before Income Taxes	92.0	7.6	2.8	8.3	—	110.7
Provision for income taxes	(16.3)	(3.0)	(0.8)	(3.2)	(16.2)	(39.5)

Net Income	$75.7	$4.6	$2.0	$5.1	$(16.2)	$71.2

Diluted Earnings Per Common Share	$0.32	$0.02	$0.01	$0.02	$(0.07)	$0.30

Weighted Average Common Shares Outstanding - Diluted	238.154	238.154	238.154	238.154	238.154	238.154

Gross Margin	27.9%					28.8%
Operating Margin	12.7%					14.4%
Adjusted EBIT Margin						14.4%
Effective Tax Rate	17.7%					35.7%

	Percent Change - Reported Basis (GAAP)	Percent Change Comparable Basis (Non-GAAP)

Net Sales	5%	5%
Cost of product sold	6%	7%
Gross Profit	4%	2%
Selling, general and administrative expenses	9%	(1)%
Acquisition-related integration costs	(89)%	N/A
Restructuring and related charges	21%	N/A
Operating Income	2%	5%
Equity in earnings (loss) of equity method investees	(120)%	100%
Adjusted EBIT	N/A	5%
Gain on change in fair value of derivative instrument	N/A	N/A
Interest expense, net	3%	3%
Income Before Income Taxes	60%	5%
Provision for income taxes	277%	6%
Net Income	13%	5%
Diluted Earnings Per Common Share	13%	3%
Weighted Average Common Shares Outstanding - Diluted
Gross Margin
Operating Margin
Adjusted EBIT Margin
Effective Tax Rate

(1)

For the three months ended May 31, 2006, strategic business realignment items include costs recognized by the company in connection with (i)  its worldwide wine reorganization, including its program to consolidate certain west coast production processes in the U.S. (collectively, the “Fiscal 2006 Plan”) of $3.2 million, net of a tax benefit of $1.7 million, (ii)  the restructuring and integration of the operations of The Robert Mondavi Corporation (the “Robert Mondavi Plan”) of $0.4 million, net of a tax benefit of $0.3 million, and (iii) the loss on the sale of the company’s branded bottled water business of $17.3 million, including $3.2 million additional tax expense.  For the three months ended May 31, 2005, strategic business realignment items include costs recognized by the company primarily in connection with the Robert Mondavi Plan.

(2)

In connection with the acquisition of Vincor International Inc., the company entered into a foreign currency forward contract to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness.  Amount represents the May 31, 2006, mark-to-market adjustment of this forward contract.

(3)

Amount represents a non-cash reduction in the company’s provision for income taxes as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations during the three months ended May 31, 2005.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

The guidance below excludes the impact of the Vincor acquisition.

Diluted Earnings Per Share Guidance	Range for the Three Months Ending August 31, 2006		Range for the Year Ending February 28, 2007

Forecasted diluted earnings per share - reported basis (GAAP)(1)	$0.39	$0.41	$1.65	$1.73
Mondavi Adverse Grape Cost	—	—	0.01	0.01
Inventory step-up	—	—	0.01	0.01
Strategic business realignment (2)	0.04	0.04	0.18	0.18
Other	(0.01)	(0.01)	(0.15)	(0.15)

Forecasted diluted earnings per share - comparable basis (Non-GAAP)(3)	$0.42	$0.44	$1.70	$1.78

	Actual for the Three Months Ended August 31, 2005	Actual for the Year Ended February 28, 2006

Diluted earnings per share - reported basis (GAAP)(1)	$0.34	$1.36
Mondavi Adverse Grape Cost	0.02	0.06
Inventory step-up	0.01	0.06
Strategic business realignment	0.03	0.17
Other	0.01	0.01
Income tax adjustments	—	(0.07)

Diluted earnings per share - comparable basis (Non-GAAP)(3)	0.41	1.59
Pro forma stock-based compensation expense, net of related tax effects(4)	—	(0.15)

Diluted earnings per share - comparable basis, including pro forma stock-based compensation expense (Non-GAAP)(3)	$0.41	$1.44

(1)

Includes $0.01 and $0.03 diluted earnings per share impact of expensing stock-based compensation for the three months ending August 31, 2006, and the year ending February 28, 2007, respectively, in accordance with the adoption of SFAS 123(R) beginning March 1, 2006.  Includes $0.02 diluted earnings per share impact of expensing stock-based compensation for the year ended February 28, 2006, in accordance with APB No. 25 and its related interpretations, which was recorded within Restructuring and Related Charges in the company’s Consolidated Statements of Income.  There was no diluted earnings per share impact of expensing stock-based compensation for the three months ended August 31, 2005.

(2)

Includes $0.04 and $0.11 diluted earnings per share associated with the company’s Fiscal 2006 Plan for the three months ending August 31, 2006, and the year ending February 28, 2007, respectively, and $0.07 diluted earnings per share associated with the loss on the sale of the company’s branded bottled water business for the year ending February 28, 2007.

(3)	May not sum due to rounding as each item is computed independently.

(4)

Amount included herein is net of the impact of actual stock-based compensation expense recorded in the company’s consolidated statement of income in accordance with APB No. 25 and its related interpretations (see (1) above).

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated after capital expenditures and excess tax benefits, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Actual for the Three Months Ended May 31, 2006	Actual for the Year Ended February 28, 2006	Range for the Year Ending February 28, 2007

Net cash provided by operating activities (GAAP)	$6.7	$436.0	$410.0	$430.0
Purchases of property, plant and equipment	(45.1)	(132.5)	(155.0)	(155.0)
Excess tax benefits from share-based payment awards	1.7	—	15.0	15.0

Free cash flow (Non-GAAP)	$(36.7)	$303.5	$270.0	$290.0